COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
EXHIBIT 12.1.1
COMPUTATION OF COVERAGE DEFICIENCY

                                                                     SILVER CINEMAS INTERNATIONAL, INC.
                                                      ----------------------------------------------------------------
                                                            MAY 10, 1996
                                                      (DATE OF INCEPTION)                          THREE MONTHS ENDED
                                                               TO                YEAR ENDED               MARCH 31,
                                                       DECEMBER 31, 1996     DECEMBER 31, 1997      1997        1998
                                                      -------------------    ----------------   ---------    ---------
Net loss before taxes.................................     $(382,207)          $(1,156,230)     $(160,040)   $(471,730)
Interest expense......................................                             352,509         28,404      156,542
Amortization of debt issue costs......................                              54,907                      34,119
Portion of rents representative of
  the interest factor.................................        66,929             1,103,913        207,283      259,943
                                                           ---------           -----------      ---------    ---------
Loss before taxes, as adjusted........................      (315,278)              355,099         75,647      (21,126)

Fixed charges
  Interest expense....................................                             352,509         28,404      156,542
  Amortization of debt issue costs....................                              54,907                      34,119
  Portion of rents representative
    of the interest factor............................        66,929             1,103,913        207,283      259,943
                                                           ---------           -----------      ---------    ---------
      Total fixed charges.............................        66,929             1,511,329        235,687      450,604
                                                           ---------           -----------      ---------    ---------
Deficiency of earnings to fixed charges...............     $(382,207)          $(1,156,230)     $(160,040)   $(471,730)
                                                           =========           ===========      =========    =========

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
EXHIBIT 12.1.2
COMPUTATION OF COVERAGE DEFICIENCY (IN THOUSANDS)

                                                               PROFORMA
                                                  ------------------------------------
                                                   Year Ended       Three Months Ended
                                                  December 31,          March 31,
                                                     1997                  1998
                                                  -------------      -----------------
Net loss before taxes ............................ $(9,095)              $(2,114)
Interest expense .................................  11,196                 2,800
Amortization of debt issue costs .................     800                   200
Portion of rents representative of the interest
  factor .........................................   5,529                 1,427
                                                   -------               -------
Loss before taxes, as adjusted ...................   8,430                 2,313

Fixed charges
  Interest expense ...............................  11,196                 2,800
  Amortization of debt issue costs ...............     800                   200
  Portion of rents representative of interest
    factor .......................................   5,529                 1,427
                                                   -------               -------
       Total fixed charges .......................  17,525                 4,427
                                                   -------               -------
Deficiency of earnings to fixed charges .......... $(9,095)              $(2,114)
                                                   =======               =======

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
EXHIBIT 12.1.3
COMPUTATION OF COVERAGE DEFICIENCY

                                                                   THE LANDMARK THEATRE GROUP
                              -----------------------------------------------------------------------------------------------
                                               THREE MONTHS       SIX MONTHS                               THREE MONTHS
                                YEAR ENDED         ENDED             ENDED            YEAR ENDED          ENDED MARCH 31,
                              MARCH 31, 1996   JUNE 30, 1996   DECEMBER 31, 1996   DECEMBER 31, 1996     1997         1996
                              --------------   -------------   -----------------   -----------------  ----------   ----------
Net income (loss)
 before taxes ..............  $    528,000     $ (1,000,000)   $     1,155,000     $     264,000      $1,351,000   $  657,000
Interest expense ...........       716,000          237,000            458,000           748,000         215,000      162,000
Portion of rents represen-
 tative of the interest
 factor ....................     2,238,000          563,000          1,217,000         2,333,000         528,000      543,000
                              ------------     ------------    ---------------     -------------      ----------   ----------
Loss before taxes, as
 adjusted ..................     3,482,000         (200,000)         2,830,000         3,345,000       2,094,000    1,362,000

Fixed charges
  Interest expense .........       716,000          237,000            458,000           748,000         215,000      162,000
  Portion of rents represen-
   tative of the interest
   factor ..................     2,238,000          563,000          1,217,000         2,333,000         528,000      543,000
                              ------------     ------------    ---------------     -------------      ----------   ----------
  Total fixed charges ......     2,954,000          800,000          1,675,000         3,081,000         743,000      705,000
                              ------------     ------------    ---------------     -------------      ----------   ----------
Excess (deficiency) of
 earnings to fixed charges..  $    528,000     $ (1,000,000)   $     1,155,000     $     264,000      $1,351,000   $  857,000
                              ============     ============    ===============     =============      ==========   ==========

Ratio ......................          1.18                                1.69              1.09            2.82         1.93